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                                                                   EXHIBIT 11.01

              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
                      (in thousands, except per share data)



                                       Three Months Ended June 30,         Nine Months Ended June 30,
                                       ---------------------------         --------------------------
                                        1997               1996              1997             1996
                                       ------              -----            -------          -------
Weighted average common shares
  outstanding during the period         5,985              5,894              5,967            5,869

Common share equivalents                    0                133                  0              273
                                       ------              -----            -------          -------

Total                                   5,985              6,027              5,967            6,142
                                       ======              =====            =======          =======



Net income (loss)                      $ (849)             $  39            $(4,336)         $ 4,650
                                       ======              =====            =======          =======



Net income (loss) per share            $(0.14)             $0.01            $ (0.73)         $  0.76
                                       ======              =====            =======          =======